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                                                                     Exhibit 10N

                                                                        12-10-94
                                                              Adopted:  12-14-94
                                                              Effective:  1-1-97



                           DAYTON HUDSON CORPORATION
                      DIRECTOR DEFERRED COMPENSATION PLAN



                                   ARTICLE I
                                    GENERAL
                                    -------

     Sec. 1.1 Name of Plan. The name of the Plan set forth herein is the Dayton Hudson Corporation Director Deferred Compensation Plan. It is referred to herein as the "Plan".

     Sec. 1.2 Purpose. The purpose of the Plan is to provide a means whereby Dayton Hudson Corporation (the "Company") may allow certain directors a way to defer compensation.

     Sec. 1.3  Effective Date.  The Effective Date of the Plan is January 1,
1997.

     Sec. 1.4  Company.  "Company" means all of the following:

     (a)  Dayton Hudson Corporation, a Minnesota corporation.

     (b) Any successor of Dayton Hudson Corporation (whether direct or indirect, by purchase of a majority of the outstanding voting stock of Dayton Hudson Corporation or all or substantially all of the assets of Dayton Hudson Corporation, or by merger, consolidation or otherwise).

     (c) Any person that becomes liable for the obligations hereunder of the entities specified in (a) and (b) above by operation of law.

     Sec. 1.5 Participating Employers. The Company is a Participating Employer in the Plan. With the consent of the Company, by action of the Board or any duly authorized officer, any wholly-owned subsidiary of the Company may, by action of its board of directors or any duly authorized officer, also become a Participating Employer in the Plan effective as of the date specified by it in its adoption of the Plan; but the subsidiary shall cease to be a Participating Employer on the date it ceases to be a wholly-owned subsidiary of the Company.

     Sec. 1.6 Construction and Applicable Law. The Plan is intended to be an unfunded benefit plan maintained for the purpose of providing deferred compensation for certain directors. The Plan shall be construed and administered according to the laws of the State of Minnesota.  All controversies, disputes, and claims arising hereunder shall be submitted to the United States District Court for the District of Minnesota.
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     Sec. 1.7  Rules of Construction.  The Plan shall be construed in accordance with the following:

     (a) Headings at the beginning of articles and sections hereof are for convenience of reference, shall not be considered as part of the text of the Plan, and shall not influence its construction.

     (b) Capitalized terms used in the Plan shall have their meaning as defined in the Plan unless the context clearly indicates to the contrary.

     (c) All pronouns and any variations thereof shall be deemed to refer to the masculine or feminine as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

     (d) Use of the words "hereof", "herein", "hereunder" or similar compounds of the word "here" shall mean and refer to the entire Plan unless the context clearly indicates to the contrary.

     (e) The provisions of the Plan shall be construed as a whole in such manner as to carry out the provisions thereof and shall not be construed separately without relation to the context.

                                   ARTICLE II
                                  DEFINITIONS
                                  -----------

     Sec. 2.1 Beneficiary. "Beneficiary" means the person or persons designated as such in accordance with Article VI.

     Sec. 2.2 Benefit Deferral Period. "Benefit Deferral Period" means that period of one Plan Year as determined pursuant to Article IV over which a Participant defers a portion of such Participant's Earnings.

     Sec. 2.3 Board. "Board" means the board of directors of the Company, and includes any committee thereof authorized to act for said board of directors.

     Sec. 2.4 Crediting Rate Alternative. "Crediting Rate Alternative" means the S&P Crediting Rate or the Variable Interest Crediting Rate.

     Sec. 2.5 Cumulative Deferral Amount. "Cumulative Deferral Amount" means the total cumulative amount by which a Participant's Earnings must be reduced over the period prescribed in Section 4.1.

     Sec. 2.6 Deferral Account. "Deferral Account" means the accounts maintained on the books of account of the Company pursuant to Section 4.2.

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     Sec. 2.7  Director.  "Director" means any person who is a director of the
Company or another Participating Employer but is not an Employee of a Participating Employer.

     Sec. 2.8 Earnings. "Earnings" means the total fees paid to a Participant for service on the Board (or any committee thereof) or a board of a Participating Employer.

     Sec. 2.9 Employee. "Employee" means any person employed by a Participating Employer.

     Sec. 2.10 Enhancement. "Enhancement" means an additional .1667% per month added to the S&P Crediting Rate and the Variable Interest Crediting Rate.

     Sec. 2.11 Enrollment Agreement. "Enrollment Agreement" means the written agreement entered into by the Company and a Director pursuant to which the Director becomes a Participant in the Plan. In the sole discretion of the Company, authorization forms filed by any Participant by which the Participant makes the elections provided for by this Plan may be treated as a completed and fully executed Enrollment Agreement for all purposes under the Plan.

     Sec. 2.12 Participant. "Participant" means an eligible Director who has filed a completed and executed Enrollment Agreement or authorization form with the Company and is participating in the Plan in accordance with the provisions of Article IV.

     Sec. 2.13 Person. "Person" means an individual, partnership, corporation, estate, trust, or other entity.

     Sec. 2.14 Plan Year. "Plan Year" means the period commencing with the Effective Date and ending December 31, 1997 and each subsequent calendar year.

     Sec. 2.15 Retirement. "Retirement" shall mean when the Director ceases to be a director of all Participating Employers.

     Sec. 2.16 S&P Crediting Rate. "S&P Crediting Rate" means the earnings or losses for a month on the S&P Index Fund of the SRSP.

     Sec. 2.17 SRSP. SRSP is the Dayton Hudson Corporation Supplemental Retirement, Savings, and Employee Stock Ownership Plan.

     Sec. 2.18 Variable Interest Crediting Rate. "Variable Interest Crediting Rate" means the earnings or losses for a month on the Variable Interest Fund of the SRSP.

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                                  ARTICLE III
                                  ELIGIBILITY
                                  -----------

     Sec. 3.1 Eligibility. A Director shall be a Participant while, and only while, he or she is a director of a Participating Employer, subject to the following:

     (a) The Director must sign an enrollment and insurance consent form, in the form that the Company determines in order to defer Earnings. The insurance consent form will allow Company to purchase life insurance on the Director with the Company as beneficiary.

     Sec. 3.2 No Guarantee of Continued Directorship. Participation in the Plan does not constitute a guarantee or contract with any Participating Employer guaranteeing that the Director will continue to be a director. Such participation shall in no way interfere with any rights the shareholders of a Participating Employer would have in the absence of such participation to determine the duration of the director's service.

                                   ARTICLE IV
                           PARTICIPATION AND BENEFITS
                           --------------------------

     Sec. 4.1 Election to Participate. Any Director of a Participating Employer who is eligible to participate may enroll in the Plan by filing a completed and fully executed Enrollment Agreement or authorization form with the Company. Pursuant to said Enrollment Agreement or authorization form, the Director shall irrevocably designate a dollar amount by which the Earnings of such Participant would be reduced over the Benefit Deferral Period next following the execution of the Enrollment Agreement, provided, however, that:

     (a) Minimum Deferral. The reduction of Earnings for any Plan Year shall not be less than Five Thousand Dollars ($5,000.00).

     (b) Reduction in Earnings. Except as otherwise provided in this Section 4.1, the Earnings of the Participant for the Benefit Deferral Period shall be reduced by the amount specified in the Enrollment Agreement (including any authorization form) applicable to such Plan Year.

     (c) Maximum Reduction in Earnings. A Participant may not elect a Cumulative Deferral Amount that would cause the reduction in Earnings to exceed one hundred percent (100%) of Earnings payable during such Plan Year. In the event that a Participant elects a Cumulative Deferral Amount that would violate the limitation described in this paragraph (c), the election shall be valid except that the Cumulative Deferral Amount so elected shall automatically be reduced to comply with such limitation.

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     Sec. 4.2  Deferral Accounts.  The Company shall establish and maintain separate Deferral Accounts for each Participant. The amount by which a Participant's Earnings are reduced pursuant to Section 4.1 shall be credited by the Company to the Participant's Deferral Accounts at the end of the month in which such Earnings would otherwise have been paid. Such Deferral Accounts shall be debited by the amount of any payments made by the Company to the Participant or the Participant's Beneficiary pursuant to this Plan. A separate Deferral Account shall be maintained for each type of deferral election made and for each Crediting Rate Alternative.

     Sec. 4.3 Crediting Rate Alternatives. The Participant shall select the Crediting Rate Alternatives, using full percentages, that are to be applied to his or her Deferral Accounts. Participants may change their Crediting Rate Alternatives quarterly (January, April, July or October) by completing a Rate of Return Alternative Change Form. The Change Form must be received by the Compensation Department of the Company at least fifteen days and not more than forty days before the beginning of the applicable quarter. If a Participant does not make an election, the Crediting Rate Alternative will be the S&P Crediting Rate.

     Sec. 4.4 Benefit Payment Elections. At the time a Participant executes an Enrollment Agreement, he or she must also elect the method of benefit payment and the time to start the benefit. The elections are to be made for each Plan Year.

     (a) Method of Benefit Payment. Benefits for each Plan Year can be paid in a lump sum, five annual installments or ten annual installments.

     (b) Commencement of Benefit. The benefit for each Plan Year may be started as soon as possible following Retirement or one year following Retirement.

     Sec. 4.5 Crediting. Each Deferral Account will be credited at the end of a month at the following rates on the balance in the Deferral Account on the first day of the month.

     (a) Director. Each Deferral Account of Director will be credited using the Crediting Rate Alternative plus the Enhancement.

     (b) Former Director. Each Deferral Account of a Director who has had a Retirement will be credited using the Crediting Rate Alternative.

     Sec. 4.6 Statement of Accounts. The Company shall submit to each Participant, within one hundred twenty days after the close of each Plan Year, a statement in such form as the Company deems desirable, setting forth the balance standing to the credit of each Participant in his Deferral Accounts.

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                                   ARTICLE V
                            CERTAIN BENEFIT PAYMENTS
                            ------------------------

     Sec. 5.1 Termination of Enrollment in Plan. With the written consent of the Company, a Participant may terminate his or her enrollment in the Plan by filing with the Company a written request to terminate enrollment. The Company will consent to the termination of a Participant's enrollment in the Plan in the event of an unforeseeable financial emergency of the Participant. An unforeseeable financial emergency shall mean an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal or other such unforeseeable occurrence. Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children shall not be considered to be the result of an unforeseeable financial emergency. Upon termination of enrollment, no further reductions shall be made in the Participant's Earnings pursuant to his or her Enrollment Agreement, and the Participant shall immediately cease to be eligible for any benefits under the Plan other than payments from his or her Deferral Accounts. In its sole discretion, the Committee may pay the Deferral Accounts on a date earlier than the Participant's Retirement with the Participating Employer, in which event the amounts shall be calculated as if the Participant had a Retirement with the Participating Employer on the date of such payment. Following termination of enrollment in the Plan, a Participant's Deferral Account shall be credited at the Crediting Rate Alternative with no Enhancement.

     Sec. 5.2  Survivor Benefits

     (a) Death While Employed. If a Participant dies while a Director of a Participating Employer, the Company will pay the amount in his or her Deferral Accounts to the Participant's Beneficiary as soon as possible after death in a lump sum.

     (b) Death After Retirement. If a Participant dies after Retirement, and has not received all of his or her payments, and the Participant's Beneficiary is his or her spouse, payments shall be made to the spouse pursuant to the Participant's payout elections. If the Participant's spouse dies before receiving all payments, the remaining amount in the Deferral Accounts will be paid in a lump sum as soon as possible after the spouse's death to the spouse's estate. If a Participant dies after Retirement, has not received all of his or her payments, and the Participant's Beneficiary is a Person other than his or her spouse, then payment shall be made in a lump sum as soon as possible after the Participant's death.

     Sec. 5.3 Small Benefit. In the event that the Company determines in its sole discretion that the amount of any benefit is too small to make it administratively convenient to pay such benefit over time, the Company may pay the benefit in the form of a lump sum, notwithstanding any provision of this Article or Article IV to the contrary.

     Sec. 5.4 Withholding. To the extent required by the law in effect at the time payments are made, the Company shall withhold from payments made hereunder or any other payment

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owing by the Company to the Participant the taxes required to be withheld by the federal or any state or local government.

     Sec. 5.5 Lump Sum Payout Option. Notwithstanding any other provisions of the Plan, at any time after Retirement, but not later than ten years after Retirement of the Participant, a Participant or a Beneficiary of a deceased Participant may elect to receive an immediate lump sum payment of 100% of the balance of his or her Deferral Accounts, if any, reduced by a penalty, which shall be forfeited to the Company, equal to eight percent of the amount of his or her Deferral Accounts he or she elected to receive, in lieu of payments in accordance with the form previously elected by the Participant, or provided elsewhere in this Plan. However, the penalty shall not apply if the Company determines, based on advice of counsel or a final determination by the Internal Revenue Service or any court of competent jurisdiction, that by reason of the foregoing provision any Participant or Beneficiary has recognized or will recognize gross income for federal income tax purposes under this Plan in advance of payment to him of Plan benefits. The Company shall notify all Participants (and Beneficiaries of deceased Participants) of any such determination. Whenever any such determination is made, the Company shall refund all penalties which were imposed hereunder on account of making lump sum payments at any time during or after the first year to which such determination applies (i.e., the first year when gross income is recognized for federal income tax purposes). Interest shall be paid on any such refunds at the Variable Interest Crediting Rate for each Plan Year, compounded annually. The Committee may also reduce or eliminate the penalty if it determines that this action will not cause any Participant or Beneficiary to recognize gross income for federal income tax purposes under this Plan in advance of payment to him of Plan benefits.

                                   ARTICLE VI
                            BENEFICIARY DESIGNATION
                            -----------------------

     Each Participant shall have the right, at any time, to designate any person or persons as Beneficiary or Beneficiaries to whom payment under this Plan shall be made in the event of the Participant's death prior to complete distribution to the Participant of the benefits due under the Plan. Each Beneficiary designation shall be come effective only when filed in writing with the Company during the Participant's lifetime on a form prescribed by the Company.

     The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed. Any finalized divorce or marriage (other than a common law marriage) of a Participant subsequent to the date of filing of a Beneficiary designation form shall revoke such designation unless in the case of divorce the previous spouse was not designated as Beneficiary and unless in the case of marriage the Participant's new spouse had previously been designated as Beneficiary.

     If a Participant fails to designate a Beneficiary as provided above, or if his or her Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if all designated Beneficiaries predecease the Participant or die prior to complete

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distribution of the Participant's benefits, then the Company shall direct the distribution of such benefits to the Participant's spouse, if any, and if there is no spouse to the Participant's estate.

                                  ARTICLE VII
                             ADMINISTRATION OF PLAN
                             ----------------------

     Sec. 7.1 Administration by Company. The Company is the "administrator" of the Plan. Except as expressly otherwise provided herein, the Company shall control and manage the operation and administration of the Plan, make all decisions and determinations incident thereto, and construe the provisions thereof. In carrying out its Plan responsibilities, the Company shall have discretionary authority to construe the terms of the Plan. Except in cases where the Plan expressly requires action on behalf of the Company to be taken by the Board, action on behalf of the Company may be taken by any of the following:

     (a)  The Board.

     (b)  The Chief Executive Officer of the Company.

     (c)  The Vice President of Personnel of the Company.

     (d) Any person or persons, natural or otherwise, or committee, to whom responsibilities for the operation and administration of the Plan are allocated by the Company, by resolution of the Board or by written instrument executed by the Chief Executive Officer or the Vice President of Personnel of the Company and filed with its permanent records, but action of such person or persons or committee shall be within the scope of said allocation.

     Sec. 7.2  Certain Fiduciary Provisions.  For purposes of the Plan:

     (a) Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan.

     (b) A Named Fiduciary, or a fiduciary designated by a Named Fiduciary pursuant to the provisions of the Plan, may employ one or more persons to render advice with regard to any responsibility such fiduciary has under the Plan.

     (c) Any time the Plan has more than one Named Fiduciary, if pursuant to the Plan provisions fiduciary responsibilities are not already allocated among such Named Fiduciaries, the Company, by action of the Board or its chief executive officer, may provide for such allocation.

     (d) Unless expressly prohibited in the appointment of a Named Fiduciary which is not the Company acting as provided in Sec. 7.1, such Named Fiduciary by written instrument may designate a person or persons other than such Named Fiduciary

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          to carry out any or all of the fiduciary responsibilities under the
          Plan of such Named Fiduciary.

     (e) A person who is a fiduciary with respect to the Plan, including a Named Fiduciary, shall be recognized and treated as a fiduciary only with respect to the particular fiduciary functions as to which such person has responsibility.

     Sec. 7.3 Evidence. Evidence required of anyone under this Plan may be by certificate, affidavit, document, or other instrument which the person acting in reliance thereon considers to be pertinent and reliable and to be signed, made, or presented by the proper party.

     Sec. 7.4 Records. Each Participating Employer, each fiduciary with respect to the Plan, and each other person performing any functions in the operation or administration of the Plan shall keep such records as may be necessary or appropriate in the discharge of their respective functions hereunder, including records required by applicable law. Records shall be retained as long as necessary for the proper administration of the Plan and at least for any period required by applicable law.

     Sec. 7.5 General Fiduciary Standard. Each fiduciary shall discharge his duties with respect to the Plan solely in the interests of Participants and with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

     Sec. 7.6 Waiver of Notice. Any notice required hereunder may be waived by the person entitled thereto.

     Sec. 7.7 Agent for Legal Process. The Company shall be the agent for service of legal process with respect to any matter concerning the Plan, unless and until the Company designates some other person as such agent.

     Sec. 7.8 Indemnification. In addition to any other applicable provisions for indemnification, the Participating Employers jointly and severally agree to indemnify and hold harmless, to the extent permitted by law, each director, officer, and employee of the Participating Employers against any and all liabilities, losses, costs, or expenses (including legal fees) of whatsoever kind and nature which may be imposed on, incurred by, or asserted against such person at any time by reason of such person's services as a fiduciary in connection with the Plan, but only if such person did not act dishonestly, or in bad faith, or in willful violation of the law or regulations under which such liability, loss, cost, or expense arises.

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                                 ARTICLE VIII
                       AMENDMENT AND TERMINATION OF PLAN
                       ---------------------------------

     Sec. 8.1 Amendment. The Board of Directors of the Company may at any time amend the Plan in whole or in part for any reason, including but not limited to tax, accounting or insurance changes, which may result in termination of the Plan for future deferrals, provided, however, that no amendment shall be effective as to the benefits under the Plan payable to any Participant which have accrued prior to the date of such amendment, but may change the Crediting Rate Alternatives to be credited to such benefits following the date of the amendment. Written notice of any amendment shall be given each Participant then participating in the Plan.

     Sec. 8.2  Termination.

     (a) Company's Right to Terminate. The Board of Directors of the Company may at any time terminate the Plan, if in its judgement, the continuance of the Plan, the tax, accounting, insurance or other consequences thereof, or potential payouts thereunder would not be in the best interests of the Company, provided, however, that the Company may only terminate this Plan with respect to any particular Participant if it terminated the Plan with respect to all similarly situated Participants.

     (b)  Payments Upon Termination.  Upon any Plan termination  under this
          Section 8.2, the Participants will be deemed to have terminated their enrollment under the Plan as of the date of such termination. Earnings shall cease to be deferred as of date determined by the Company, and the Participating Employer will pay all Participants the value of each Participant's Deferral Accounts, determined as if each Participant had a Retirement on the date of such termination of the Plan, at such times and pursuant to such terms and conditions as the Board of Directors of the Company in its sole discretion shall determine.


                                   ARTICLE IX
                                 MISCELLANEOUS
                                 -------------

     Sec. 9.1 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interests in any specific property or assets of the Company or a Participating Employer, nor shall they be beneficiaries of, or have any rights, claims, or interests in any life insurance policies, annuity contracts, or the proceeds therefrom owned or which may be acquired by Company ("Policies"). Such Policies or other assets of Participating Employers shall not be held under any trust (except they may be placed in a Rabbi Trust) for the benefit of Participants, their Beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of Participating Employers under this Plan. Any and all of a Participating Employer's assets and Policies shall be, and remain, the general, unpledged, unrestricted assets of the Participating

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Employer.  Participating Employers obligations under the Plan shall be merely that of an unfunded and unsecured promise of a Participating Employer to pay money in the future.

     Sec. 9.2 Nonassignability. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, mortgage, commute or otherwise encumber, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, or interest therein which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgements, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency

     Sec. 9.3 Protective Provisions. Each Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Company may deem necessary and taking such other relevant action as may be requested by the Company. If a Participant refuses so to cooperate, the Company shall have no further obligation to the Participant under the Plan, other than payment to such participant of the cumulative reductions in Earnings theretofore made pursuant to this Plan. If a Participant commits suicide during the two (2) year period beginning on the later of (a) the date of adoption of this Plan or (b) the first day of the first Plan Year of such Participant's participation in the Plan, or if the Participant makes any material misstatement of information or nondisclosure of medical history, then no benefits will be payable hereunder to such Participant or his Beneficiary, other than payment to such Participant of the cumulative reductions in Earnings theretofore made pursuant to this Plan, provided, that in the Company's sole discretion, benefits may be payable in an amount reduced to compensate the Company for any loss, cost, damage or expense suffered or incurred by the Company as a result in any way of such misstatement or nondisclosure.

     Sec. 9.4 Validity. In the event any provision of this Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect
whatsoever, the validity of any other   provision of this Plan.

     Sec. 9.5 Notice. Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Company, directed to the attention of the President of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

     Sec. 9.6 Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of Minnesota as applied to contracts executed and to be wholly performed in such state.

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